Exhibit 99.1

GENTEX REPORTS SECOND QUARTER 2021 FINANCIAL RESULTS

    ZEELAND, MI -- (GLOBE NEWSWIRE - July 23, 2021) - Gentex Corporation (NASDAQ: GNTX), a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies, today reported financial results for the three and six months ended June 30, 2021.
2nd Quarter 2021 Summary

•Net sales of $428.0 million, an 86% increase compared to the second quarter of 2020
•Gross profit margin of 35.4%, a 1,631 basis point (16.3 percentage point) improvement over the second quarter of 2020
•Net income of $86.5 million, an $88.9 million increase compared to the second quarter of 2020
•Earnings per diluted share of $0.36, compared to a loss per diluted share of $.01 for the second quarter of 2020
•3.4 million shares repurchased during the quarter

    For the second quarter of 2021, the Company reported net sales of $428.0 million, which was an increase of 86% compared to net sales of $229.9 million in the second quarter of 2020. On a quarter-over-quarter basis, global light vehicle production in the Company's primary regions of Europe, North America, Japan/Korea and China increased 36% when compared to the COVID-19 impacted second quarter of 2020. However, when compared to the mid-April 2021 IHS Markit light vehicle production forecast in the Company's primary regions, actual light vehicle production in the second quarter of 2021 declined approximately 1.1 million units, or 7% as a result of industry-wide part shortages and global supply chain constraints. The largest deviation from the forecasted production within the quarter came in North America, which saw an actual light vehicle production decline in excess of 15% compared to the mid-April 2021 forecast. The reduction in light vehicle production compared to forecast was led by certain OEM customers that deploy high levels of the Company's product content, including both interior and exterior auto-dimming mirrors and other electronic features such as Full Display Mirror® and HomeLink®. In total, the impact from the shortfall in vehicle production compared to forecast, led to an estimated mirror unit shipment reduction of approximately 2 million units versus the Company's beginning of the quarter expectations. "While we are very pleased with the net sales increase of 86% over the COVID-19

Exhibit 99.1
impacted second quarter of last year, we are still experiencing tremendous volatility and order cancellations as our customers continue to deal with the impact of the ongoing part shortages that are affecting our industry. Our initial forecast for the second quarter was for sales to be one of the largest quarters in the Company's history, but the continual changes in releases and orders resulted in the push out of approximately 2 million units. The unit shipment changes were most severe in North America where our dollar content per vehicle is above the corporate average. As we move through the second half of the year and into 2022, we are encouraged that the overall demand for vehicles and our products should still provide opportunities for the Company to continue to outperform the underlying market," said President and CEO, Steve Downing.
    For the second quarter of 2021, the gross margin was 35.4%, compared to a gross margin of 19.1% for the second quarter of 2020. Compared to the COVID-19 impacted second quarter of 2020, gross margins improved due to the higher sales levels, significantly better overhead leverage, the structural cost savings put in place by the Company last year, and positive product mix on a quarter over quarter basis. "The gross margin for the second quarter of 2021 improved significantly versus last year, but was well below our initial estimates for the quarter. The lower than forecasted gross margin was primarily driven by the significant reductions in expected sales during the quarter, our inability to offset fixed and variable overhead costs due to the lower than expected sales levels, lower than expected price reductions on raw materials, and higher than expected incoming freight costs. However, the good news is that despite many of the challenges in the quarter, our estimates show that if sales had hit our initial forecast then gross margins would have been more in line with our previous annual guidance range,” continued Downing.
     Operating expenses during the second quarter of 2021 increased by 2% to $51.7 million, compared to operating expenses of $50.7 million in the second quarter of 2020.
    Income from operations for the second quarter of 2021 was $99.9 million, compared to a loss from operations of $6.7 million for the second quarter of 2020.

Exhibit 99.1
During the second quarter of 2021, the Company had an effective tax rate of 15% or $15.3 million, which is below our annual guidance range, and was primarily driven by the benefit of the foreign derived intangible income deduction and discrete benefits from stock based compensation.
Net income was $86.5 million for the second quarter of 2021, compared to a net loss of $2.4 million in the second quarter of 2020. The increase in net income was driven by the quarter over quarter increase in sales, gross margins and operating profits.
Earnings per diluted share for the second quarter of 2021 were $0.36, compared to a loss per diluted share of $0.01 for the second quarter of 2020. The increase in earnings per share is the result of the higher net income when compared to the second quarter of 2020.
    Automotive net sales in the second quarter of 2021 were $420.6 million, compared with $222.1 million in the second quarter of 2020, which was an 89% increase quarter over quarter. Auto-dimming mirror unit shipments increased 98% during the quarter, highlighted by 140% growth in exterior-mirror unit shipments, compared to the second quarter of 2020. The increase in international unit shipments were largely comprised of base interior and exterior auto-dimming mirror units and included significant growth in the China market.
    Other net sales in the second quarter of 2021, which includes dimmable aircraft windows and fire protection products, were $7.4 million, a decrease of 6% compared to other net sales of $7.9 million in the second quarter of 2020. Dimmable aircraft window sales decreased by 65% for the second quarter of 2021 when compared to the second quarter of 2020. The Company continues to expect that dimmable aircraft window sales will be impacted until there is a more meaningful recovery of the aerospace industry and the Boeing 787 aircraft production levels improve.
Share Repurchases
During the second quarter of 2021, the Company repurchased 3.4 million shares of its common stock for a total of $115.9 million. The Company intends to continue to repurchase additional shares of its common stock in the future in support of the previously disclosed capital allocation strategy, but share repurchases may vary from time to time and will take into account macroeconomic issues (including the impact of the COVID-19 pandemic), market trends, and other factors that the Company deems appropriate.

Exhibit 99.1
Future Estimates
The Company’s current forecasts for light vehicle production for the second half of 2021, and full years 2021 and 2022 are based on the mid-July 2021 IHS Markit forecast for light vehicle production in North America, Europe, Japan/Korea and China.
Light vehicle production in the Company's primary markets is forecasted by IHS Markit to decrease 4% for the second half of 2021 versus the second half of 2020. This forecast from IHS Markit assumes that many of the supply chain related issues that began toward the end of the first quarter of 2021 and continued throughout the second quarter of 2021 will improve during the second half of the year. While these vehicle production volumes do suggest a reduction versus second half of 2020, this forecast also represents a 9% increase in light vehicle production when compared to the first half of 2021. Forecasted vehicle production volumes for the second half of 2021 and calendar years 2021 and 2022 are shown below:

Light Vehicle Production (per IHS Markit mid-July light vehicle production forecast)
(in Millions)
Region	2H 2021	2H 2020	% Change	Calendar Year 2022	Calendar Year 2021	Calendar Year 2020	2022 vs 2021 % Change	2021 vs 2020 % Change
North America	7.83	7.87	(1)%	17.03	14.63	13.02	16%	12%
Europe	9.11	9.61	(5)%	20.29	18.05	16.57	12%	9%
Japan and Korea	6.04	6.15	(2)%	12.40	11.81	11.21	5%	5%
China	13.26	14.24	(7)%	26.60	24.98	23.59	6%	6%
Total Light Vehicle Production	36.24	37.87	(4)%	76.32	69.47	64.39	10%	8%

Based on this light vehicle production forecast the Company is providing guidance estimates for the second half of 2021. Given the significant changes in vehicle production volumes in the second quarter and the associated impact on the Company’s actual results and the challenges in our current operating environment driven by supply chain and freight issues, the Company believes that guidance specific to the second half of the year is more accurate and indicative of actual performance for the remainder of the year than only providing full year 2021 updated guidance. The Company also believes that this approach may help provide a more accurate projection for calendar year 2022 performance. The Company's current estimate is that net sales for the second half of 2021 will be between $970 million

Exhibit 99.1
and $1.07 billion. This revenue forecast is based on the IHS-Markit light vehicle production forecast for the second half of 2021 but also includes manual adjustments to the Company's forecasts as a result of customer order changes due to part shortages that have impacted the second quarter and will likely continue to impact demand in the second half of this year. The Company has also updated the cost and profitability model to include impacts due to elevated raw material prices, freight expenses and labor costs. Our updated financial guidance for the second half of 2021 replaces our previous guidance for 2021 and is included in the table below:

2nd Half of 2021 Guidance
Item	2nd Half 2021
Revenue	$970m -$1.07B
Gross Margin	37.5% - 38.5%
Operating Expenses	$105 - $110 million
Tax Rate	16% - 18%
Capital Expenditures	$50 - $60 million
Depreciation & Amortization	$54 - $59 million

"The last 18 months have undoubtedly been impacted from the COVID-19 pandemic. During the first half of last year, that impact was felt in terms of very low sales levels due to shutdowns, but this year the impact has been felt in the form of massive order changes and reductions to planned volumes due to supply related issues that are affecting the OEM’s ability to achieve the production levels needed to satisfy demand. In the second half of this year, we expect orders to improve but the supply constraints are causing disruptions that are leading toward higher commodity pricing, higher freight expenses, and inefficiencies in our operations," commented Downing.
Based on the mid-July 2021 light vehicle production estimates for 2022, the Company estimates that revenue for calendar year 2022 will be approximately 10% - 15% higher than the updated 2021 revenue estimates of $1.88 - $1.98 billion. "We have updated our 2021 and 2022 guidance to include our expectations that the Company will continue to see headwinds to demand due to supply shortages that we believe will continue in the second half of 2021 and into the first half of 2022. Our forecast includes manual adjustments to the IHS Markit forecast for light vehicle production shown above. Despite the massive volatility in the industry, we are estimating that built up demand will provide strong revenue

Exhibit 99.1
growth next year that is on pace with our initial revenue guidance for 2022. Our industry is enduring severe challenges currently, including issues in order cancellations, component shortages, raw material increases, freight issues, labor shortages, and other pressures, but we remain optimistic that the next 18 months has the potential to produce record level revenues and profitability for the Company,” concluded Downing.

Safe Harbor for Forward-Looking Statements
    This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” "future," “goal,” "guidance," “hope,” "intend," “may,” "optimistic," “plan,” “poised,” "predict," “project,” "should," "strategy," "target," “will,” and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation: changes in general industry or regional market conditions; changes in consumer and customer preferences for our products (such as cameras replacing mirrors and/or autonomous driving); our ability to be awarded new business; continued uncertainty in pricing negotiations with customers; loss of business from increased competition; changes in strategic relationships; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules (including the impact of customer employee strikes); changes in product mix; raw material and other supply shortages; supply chain disruptions; our dependence of information systems; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration and/or ability to maximize the value of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; changes in tax laws; import and

Exhibit 99.1
export duty and tariff rates in or with the countries with which we conduct business; negative impact of any governmental investigations and associated litigation including securities litigation relating to the conduct of our business; the length and severity of the COVID-19 (coronavirus) pandemic, including its impact across our business on demand, operations, and the global supply chain. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC, which risks and uncertainties now include the impacts of COVID-19 (coronavirus) pandemic that has affected, and will continue to affect, general economic and industry conditions, customers, suppliers, and the regulatory environment in which the Company operates. Includes content supplied by IHS Markit Light Vehicle Production Forecast of July 16, 2021 (http://www.gentex.com/forecast-disclaimer).
Second Quarter Conference Call
    A conference call related to this news release will be simulcast live on the internet beginning at 9:30 a.m. ET, July 23, 2021. The dial-in number to participate in the call is 844-389-8658, passcode 8652117. Participants may listen to the call via audio streaming at www.gentex.com or by visiting  https://edge.media-server.com/mmc/p/22y3vefc. A webcast replay will be available approximately 24 hours after the conclusion of the call at http://ir.gentex.com/events-and-presentations/upcoming-past-events.
About the Company
    Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies. Visit the Company’s web site at www.gentex.com.
Contact Information:
Gentex Investor & Media Contact
Josh O'Berski
(616)772-1590 x5814

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	% Change	2021	2020	% Change
North American Interior Mirrors	1,873	787	138%	3,946	2,806	41%
North American Exterior Mirrors	1,497	455	229%	2,990	1,689	77%
Total North American Mirror Units	3,370	1,242	171%	6,936	4,495	54%
International Interior Mirrors	4,811	2,916	65%	10,590	7,948	33%
International Exterior Mirrors	2,240	1,102	103%	4,676	3,211	46%
Total International Mirror Units	7,052	4,018	76%	15,266	11,159	37%
Total Interior Mirrors	6,684	3,703	81%	14,535	10,754	35%
Total Exterior Mirrors	3,738	1,557	140%	7,666	4,900	56%
Total Auto-Dimming Mirror Units	10,422	5,260	98%	22,202	15,654	42%
Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net Sales	$428,005,026	$229,925,556	$911,729,865	$683,687,281

Cost of Goods Sold	276,408,285	185,980,748	576,832,956	483,154,994
Gross Profit	151,596,741	43,944,808	334,896,909	200,532,287

Engineering, Research & Development	29,059,058	28,992,968	56,711,139	58,608,390
Selling, General & Administrative	22,613,062	21,690,096	44,527,448	43,634,987
Operating Expenses	51,672,120	50,683,064	101,238,587	102,243,377

Income (Loss) from Operations	99,924,621	(6,738,256)	233,658,322	98,288,910

Other Income	1,891,098	2,866,229	3,424,133	5,113,712
Income (Loss) before Income Taxes	101,815,719	(3,872,027)	237,082,455	103,402,622

Provision for Income Taxes	15,309,301	(1,497,994)	37,125,167	16,270,854

Net Income (Loss)	$86,506,418	$(2,374,033)	$199,957,288	$87,131,768

Earnings (Loss) Per Share(1)
Basic	$0.36	$(0.01)	$0.83	$0.35
Diluted	$0.36	$(0.01)	$0.82	$0.35

Cash Dividends Declared per Share	$0.120	$0.120	$0.240	$0.240

(1) Earnings (Loss) Per Share has been adjusted to exclude the portion of net income (loss) allocated to participating securities as a result of share-based payment awards.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	June 30, 2021	December 31, 2020
ASSETS
Cash and Cash Equivalents	$353,032,803	$423,371,036
Short-Term Investments	13,798,827	27,164,369
Accounts Receivable, net	234,145,996	284,925,335
Inventories	263,899,976	226,291,843
Other Current Assets	59,698,574	17,577,981
Total Current Assets	924,576,176	979,330,564

Plant and Equipment - Net	458,943,776	468,135,135

Goodwill	311,922,787	311,922,787
Long-Term Investments	193,418,570	162,028,068
Intangible Assets	251,213,561	249,748,127
Patents and Other Assets	26,723,061	26,776,489
Total Other Assets	783,277,979	750,475,471

Total Assets	$2,166,797,931	$2,197,941,170

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$196,396,617	$177,736,857
Other Non-current Liabilities	18,668,444	17,300,442
Deferred Income Taxes	35,413,881	38,960,743
Shareholders' Investment	1,916,318,989	1,963,943,128
Total Liabilities & Shareholders' Investment	$2,166,797,931	$2,197,941,170